UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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INTEGRAL SYSTEMS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[The following letter will be sent by Integral Systems, Inc. to certain institutional holders of its Common Stock beginning on February 4, 2010.]

February 4, 2010

Dear Integral Systems, Inc. Stockholder:

In January, you received the Integral Systems, Inc. Proxy Statement for the 2010 Annual Meeting of Stockholders, scheduled to take place on February 17, 2010. In the Proxy Statement, the Board of Directors recommends a vote FOR the election of each of the eight director nominees.

Much to our surprise and disappointment, certain proxy advisory firms have recommended to their institutional clients that they withhold votes from two members of our Audit Committee—William F. Leimkuhler and R. Doss McComas—based on concerns regarding the restatement of certain of the Company’s interim financial reports in 2008 and material weaknesses in the Company’s internal controls over financial reporting reported in our Annual Reports on Form 10-K for the fiscal years ended September 25, 2009 and September 30, 2008.

We strongly disagree with these recommendations, as our Audit Committee has been working vigorously to resolve these issues. In fiscal year 2008, the Audit Committee recognized that it was necessary to engage a larger independent public firm in light of the Company’s increasing sophistication. Accordingly, the Audit Committee engaged Ernst & Young LLP as the Company’s new independent registered public accounting firm. With Ernst & Young LLP’s assistance, in fiscal year 2009, the Company improved its accounting practices and restated its fiscal year 2008 interim financial reports. In fiscal year 2010, the Audit Committee conducted a comprehensive evaluation process of several leading public accounting firms and determined that KPMG LLP would provide the Company with quality audit services at a more reasonable cost. KPMG LLP currently serves as the Company’s independent registered public accounting firm and is actively working with the Company to further improve its accounting practices. We believe that this transition will be most efficiently and effectively accomplished under the guidance of the current members of the Audit Committee, including Messrs. Leimkuhler and McComas.

Further, under the oversight of the Audit Committee, the Company has adopted a written Accounting & Finance Assessment and Improvement Plan to eliminate our material weaknesses and strengthen the staffing of our accounting and finance departments. The plan sets forth over two dozen goals and deadlines with respect to hiring and training accounting personnel, improving the timing of our monthly financial statement close, eliminating the weaknesses in our internal controls and enhancing leadership in our accounting department. The Company is currently in the process of implementing the plan. Pursuant to the plan, we have hired additional accounting personnel and replaced certain of our accounting personnel with individuals with additional skill sets. Specifically, we have hired two experienced revenue recognition accountants, a new Corporate Controller, a new Accounting Manager and a new Director of DCAA Compliance. We also have established a new position, Controller—Project Services. In addition, a third-party consultant has been assisting us in remediating the deficiencies in our internal controls and procedures, including our controls over revenue recognition and related transactions. The consultant also has assisted management in documenting and testing the adequacy of our financial reporting controls, performing certain of our internal audit functions and reviewing certain contracts for proper accounting treatment based on contract terms and status. We have also taken the following actions:

•	Created comprehensive revenue recognition checklists and documentation for new contracts and further documented our revenue accounting policies and procedures;

•	Established a quarterly revenue review meeting with the Controller—Project Services;

•	Established a policy whereby the accounting department and project managers approve revenue memoranda and calculations;

•	Established a monthly financial results review meeting with the Chief Financial Officer and Corporate Controller;

•	Conducted reviews of compliance programs; and

•	Identified additional key controls for Sarbanes-Oxley Act compliance, which will be implemented in fiscal year 2010.

Management believes strongly that successful completion of the implementation of the Improvement Plan will be most effectively accomplished under the guidance of the current members of the Audit Committee, including Messrs. Leimkuhler and McComas.

As our earnings press release for the first quarter of fiscal year 2010 indicates, the Company performed solidly in the first quarter. Revenue for the first quarter was $37.7 million, down 2% versus the first quarter of 2009. Gross margin improved to 38.4%, compared to 37.0% for the first quarter of fiscal 2009. First quarter 2010 income from operations was $2.0 million, compared to $1.3 million reported in the first quarter of fiscal 2009, reflecting a focused approach to controlling indirect costs. Net income for the quarter was $1.2 million or $0.07 per diluted share, versus net income of $1.0 million or $0.06 per diluted share reported for the first quarter of fiscal 2009. The Company’s first quarter performance could not have been achieved without the guidance of our Board of Directors, and we believe that all of our director nominees merit your affirmative vote.

We believe that we have a highly qualified, independent Audit Committee that is focused on protecting the interests of our stockholders. Messrs. Leimkuhler and McComas both are skilled and accomplished individuals. Mr. Leimkuhler, our Audit Committee financial expert, has served on several audit committees and previously worked as an investment banker. He holds a Master of Science degree and a Juris Doctor degree. Mr. McComas has held numerous executive positions in the telecommunications industry and holds a Master in Business Administration degree, as well as a Juris Doctor degree.

All members of our Audit Committee, including Messrs. Leimkuhler and McComas, take their oversight role very seriously and are actively engaged in improving the Company’s accounting practices. We welcome feedback from our stockholders regarding our accounting practices, but we believe a withhold vote against Messrs. Leimkuhler and McComas is inappropriate under these circumstances. Accordingly, we strongly urge you to vote FOR all of the director nominees, including Messrs. Leimkuhler and McComas.

Sincerely,

/s/ John M. Albertine
John M. Albertine
Chairman
Integral Systems, Inc. Board of Directors

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